KPMG LLP Suite 4000 1735 Market Street Philadelphia, PA 19103-7501 KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated March 31, 2026, with respect to the consolidated financial statements of AlTi Global, Inc.. /s/ KPMG LLP Philadelphia, Pennsylvania March 31, 2026